Exhibit 99.1


CONTACTS:

Cathy Jessup, CFO
The Topps Company, Inc.
212.376.0466
    or
Betsy Brod/Jonathan Schaffer
Brod Group, LLC
212.750.5800

FOR IMMEDIATE RELEASE

           The Topps Company, Inc. REPORTS fiscal 2004 FIRST Quarter
                  Results and THE acquisition of Wizkids, llc

New York, NY, June 23, 2003 - The Topps Company, Inc. (Nasdaq: TOPP) today reported financial results for its fiscal 2004 first quarter ended May 31, 2003. Separately, the Company announced that it has signed a definitive agreement to acquire Wizkids, LLC ("WizKids"), a privately held designer and marketer of collectible strategy games for approximately $29.5 million in cash. Closing of the transaction, which is subject to the satisfaction of certain conditions, is expected to occur by July 15, 2003.

Topps first quarter net sales were $76.1 million compared to $87.8 million in the same period last year. Stronger foreign currencies versus the dollar in the fiscal 2004 first quarter increased sales by $3.0 million. Income from operations in the first quarter was $4.4 million compared with $10.7 million in the prior-year period. Net income was $3.5 million, or $0.08 per diluted share, versus $7.3 million, or $0.17 per diluted share, last year.

Net sales of Topps confectionery products increased 5.8% to $45.6 million in the quarter. Domestic sales of Baby Bottle Pop grew 40% driven by strong customer acceptance of new Baby Bottle Pop with Candy Juice, introduced in the fourth quarter, and higher sales of traditional Baby Bottle Pop, which benefited from a new advertising campaign and other merchandising programs. Additional contributors to confectionery growth, besides favorable currency exchange, included the successful introduction of Juicy Drop Pop in the U.K., the positive contribution from licensed confectionery products including Yu-Gi-Oh!, and strong seasonal Easter sales in the U.S., partially offset by slower domestic sales of Ring Pop and Push Pop during the period.

Arthur T. Shorin, Chairman and CEO of Topps, stated, "First quarter confectionery sales demonstrate our ability to create compelling products and strengthen existing brands through innovative line extensions. For instance, Juicy Drop Pop, a new product recently introduced in the U.K., is enjoying especially good consumer take away. We are also excited about the potential for Juicy Drop Chews, a new non-lollipop entry that is currently beginning preliminary retail testing."

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TOPP - First Quarter Fiscal 2004 Financial Results & WizKids Acquisition
Page Two

In the Entertainment sector, net sales were $30.5 million, a 31.7% decline from the prior year. Much of this sales decrease was a function of continued weakness in the traditional sports card industry and the Company's decision, announced in last year's fourth quarter, to reduce the number of product releases accordingly. The balance of the sales decrease related to lower activity in other publishing products compared with the like period last year and the absence of products this year associated with the World Cup, a soccer tournament which occurs only once every four years.

Overall, European soccer products experienced a strong season highlighted by sales of English Premier League sticker album collections and the success of a new product format featuring Italian football. Other entertainment properties performed well during the quarter such as Hamtaro in Italy and Yu-Gi-Oh! which is generating strong sales in both Ireland and Germany.

Within the Internet component of the Entertainment segment, traffic on the Company's etopps site increased during the quarter and sales were up due to a deferral of certain fourth quarter revenues into this year's first quarter as required by GAAP. However, buyer conversion rates were lower than anticipated in the first quarter, and as a result, our previously stated objective of break-even profitability for this product line in fiscal 2004 is not likely to be achieved. During the quarter, the Company signed a 2-year renewal of its agreement with eBay Inc. to continue functioning as the trading floor for etopps and to provide marketing support.

As of May 31, 2003, the Company had $113.9 million in cash and no debt.

The Company continues working to build its Entertainment segment as evidenced by today's announcement of the signing of a definitive agreement to acquire Wizkids, LLC, a privately held designer and marketer of collectible strategy games, headquartered in Bellevue, Washington. WizKids' current games include Mage Knight, HeroClix, and MechWarrior all of which utilize decorated collectible miniature figures with a patent-pending "combat dial" that encodes relevant game information in the base of each piece. WizKids generated net revenues in 2002 of approximately $33 million, principally in the U.S.

Mr. Shorin said, "The acquisition of WizKids represents an important step in our strategy for growing the Entertainment segment of the business as it provides efficient entry to the growing collectible games market. Founded in 2000, WizKids enjoys a strong reputation for its innovative design capabilities, effective marketing skills, and high-level customer care. In addition to the existing product line, there is a healthy pipeline of new games in development."

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TOPP - First Quarter Fiscal 2004 Financial Results & WizKids Acquisition
Page Three

Mr. Shorin continued, "Joining forces with WizKids will enhance the licensing reach of both companies and help us further leverage Topps brand franchises. We look forward to welcoming the management and employees of WizKids to the Topps family."

Jordan Weisman, WizKids' co-founder and CEO, will be responsible for the day-to-day management of WizKids and its 95 employees. Mr. Weisman, 43, has been one of the gaming industry's most successful and prolific designers for over 20 years. He will report directly to Scott Silverstein, EVP and head of Topps Entertainment Division.

Mr. Weisman commented, "We are delighted to join with Topps and look forward to enhancing the Company's product offerings by adding collectible strategy games. With the support of Topps resources, their distribution know-how, industry presence and brands, we are excited to realize the full potential of our game products and to play a role in the successful evolution of Topps entertainment lines."

Topps currently anticipates that WizKids will be modestly accretive to Company earnings in fiscal 2004. As a result of Topps strong financial condition, the acquisition is not expected to impact the Company's active pursuit of acquisition candidates within the Confectionery segment.

The Topps Company, Inc. will host a webcast of its earnings conference call tomorrow at 10:00 a.m., Eastern Time. Investors, analysts, and the media are invited to listen to the call live at www.topps.com. A replay of the webcast will be available on the Company's website for the next 60 days. The call will cover the Company's review of its quarterly results and the WizKids acquisition.

The Topps Company, Inc. is an international marketer of confectionery and entertainment products. Founded in 1938, Topps created Bazooka bubble gum in 1947 and marketed its first baseball cards in 1951. For additional information, please visit the Company's website at www.topps.com.

This release contains forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations contained in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed in the Company's Securities and Exchange Commission filings.


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                    THE TOPPS COMPANY, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (amounts in thousands, except share data)

                                                          (Unaudited)
                                                       Thirteen weeks ended
                                                       May 31,        June 1,
                                                         2003          2002

    Net sales                                         $76,112         $87,751
    Cost of sales                                      47,771          55,104

          Gross profit on sales                        28,341          32,647

    Other income (expense)                                398             (66)
                                                       28,739          32,581

    Selling, general and administrative expenses       24,356          21,916
          Income from operations                        4,383          10,665

    Interest income, net                                1,034             632
    Income before provision for income taxes            5,417          11,297

    Provision for income taxes                          1,896           3,956
          Net income                                   $3,521          $7,341

    Basic Net income per share                           0.09            0.17
    Diluted Net income per share                         0.08            0.17


    Weighted average shares outstanding - Basic    40,694,000      42,000,000
    Weighted average shares outstanding - Diluted  41,480,000      42,960,000


    THE TOPPS COMPANY, INC.
    CONSOLIDATED BALANCE SHEET HIGHLIGHTS
    (Amounts in Thousands)

                                                  As of            As of
                                              May 31, 2003     March 1, 2003

    Cash and Equivalents                          $113,910          $114,259
    Working Capital                                147,631           141,484
    Net Property, Plant and Equipment               14,465            14,606
    Total Assets                                   263,240           261,628
    Shareholders' Equity                          $202,843          $196,768



                             SEGMENT INFORMATION
                            (Amounts in Thousands)

                                                       Quarter Ended
                                              May 31, 2003      June 1, 2002
    Net Sales
    Confectionery                                  $45,589           $43,092
    Entertainment Products                          30,523            44,659
    Total                                          $76,112           $87,751

    Contributed Margin
    Confectionery                                  $13,769           $16,032
    Entertainment Products                           7,123            11,603
    Total                                          $20,892            27,635

    Reconciliation of Contributed Margin
      to Income Before Provision for Taxes:

    Total Contributed Margin                       $20,892           $27,635
    Unallocated General and Administrative
      Expenses and Manufacturing Overhead          (15,628)          (15,744)
    Depreciation & Amortization                     (1,279)           (1,160)
    Other Income (Expense)                             398               (66)
    Income from Operations                           4,383            10,665
    Interest Income, Net                             1,034               632
    Income before Provision for
      Income Taxes                                  $5,417           $11,297